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                                                                     EXHIBIT 3.3

                       CERTIFICATE OF AMENDMENT OF THE
       CERTIFICATE OF INCORPORATION OF SIMIONE CENTRAL HOLDINGS, INC.



         SIMIONE CENTRAL HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: That at a duly called and held meeting of the Board of Directors of Simione Central Holdings, Inc., a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of Simione Central Holdings, Inc., declaring said amendment to be advisable, and declaring that approval of said amendment be considered at the next Annual Meeting of Stockholders.

         SECOND: The Board of Directors at said meeting of the Board of Directors resolved that Article III, Section 2 of the Certificate of Incorporation of Simione Central Holdings, Inc. should be amended by adding the following paragraph to the end of Article III, Section 2:

                  "As of 5:00 p.m., Atlanta time, on the date on which the Certificate of Amendment reflecting this amendment is filed with the Secretary of State of the State of Delaware (the "Effective Time"), each TWO outstanding shares of Common Stock, par value $.001 per share ("Old Common Stock"), shall thereupon be reclassified and changed into ONE share of Common Stock, par value $.001 per share. Upon such Effective Time, each holder of Old Common Stock shall thereupon automatically be and become the holder of ONE share of Common Stock for every TWO shares of Old Common Stock then held by such holder immediately prior thereto. Upon such Effective Time, each certificate formerly representing a stated number of shares of Old Common Stock shall thereupon be deemed for all corporate purposes to evidence ownership of Common Stock in the appropriately reduced whole number of shares. As soon as practicable after such Effective Time, stockholders as of the date of the reclassification will be notified thereof and, upon their delivery of their certificates of Old Common Stock to the Corporation or its designated agent, will be sent stock certificates representing their shares of Common Stock, rounded down to the nearest whole number, together with cash representing the fair value of such holder's fractional shares of Old Common Stock. No scrip or fractional share certificates for Common Stock will be issued in connection with this reverse stock split. This amendment shall not effect any change in the authorized number or par value of the shares of Common Stock. Except as specifically provided in this paragraph, references to Common Stock in the Certificate of Incorporation shall be deemed to include Old Common Stock unless the context otherwise requires."

         THIRD: That thereafter, pursuant to resolution of its Board of Directors, and upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, a meeting was held at which meeting the necessary number of shares as required by statute were voted in favor of said amendment.



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         FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Simione Central Holdings, Inc. has caused this Certificate to be signed by James A. Tramonte, its General Counsel, Secretary and authorized officer, and attested by Julie A. Rubin, this 30th day of June, 1997.

                                          SIMIONE CENTRAL HOLDINGS, INC.


                                          By: /s/ James A. Tramonte
                                             -----------------------------------
                                              James A. Tramonte, General Counsel
                                              and Secretary

Attested:

By: /s/ Julie A. Rubin
    -------------------
    Julie A. Rubin





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